Exhibit 11.1

eToro Group Limited

Insider Trading Policy

Document Revision History

Version	Created By	Completion Date	Distribution Date
V1.0			May, 2025
V2.0	Guy Kofman	February 12, 2026	February 12, 2026

Document Review and Approval

Version	Approver Name	Approver Role	Approval Date
V1.0	eToro Group Directors	Board of Directors	May 1, 2025
V2.0	eToro Group Directors	Board of Directors	February 13, 2026

Version: 2.0

Applicability: All jurisdictions.

Target audience: All eToro employees, directors and designated counsels.

Internal/External Use: Internal.

eToro Group Limited – Insider Trading Policy

www.eToro.com

Table of Contents

Contents

1. Overview	1
2. Scope	1
3. Transactions Subject to this Policy	2
3.1 Policy Statement	2
3.2 Individual Responsibility	2
3.3 Definition of “Insider Trading”	2
3.3.1 What is Material Information?	2
3.3.3 Twenty-Twenty Hindsight	4
3.3.4 Tipping Material Nonpublic Information is Prohibited	4
3.4 Certain Transactions	5
3.4.1 Special Transactions	5
3.4.2 Prohibited Transactions	6
4. Blackout Periods	7
5. Violations of this Policy and Insider Trading Laws	8
5.1 Reporting Violations and Seeking Advice	8
5.2 Penalties for Insider Trading	9
6. Periodic Review	9
7. Training	10
8. Information	10
1. Introduction	1
2. Rule 10b5-1 Plans	1
3. Pre-Clearance Procedures	3
4. Limitations and Requirements on Resales of the Company’s Securities	4

eToro Group Limited – Insider Trading Policy

www.eToro.com

i

1. Overview

In the course of conducting the business of eToro Group Ltd. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity obtained in the course of your position with the Company. The Company’s Board of Directors has adopted this policy in order to ensure compliance with the law and regulations and to avoid even the appearance of improper conduct by the Company’s officers, directors and employees.

2. Scope

This policy is comprised of its main body and the Addendum (as defined below). The procedures and restrictions set forth in the main body of the policy apply to all Company officers, directors and employees, wherever located. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants, who have access to material nonpublic information. This policy also applies to family members, such as spouses, minor children and adult family members who share the same household, and any other person, trust or other entity whose securities trading decisions are influenced significantly or controlled by the officer, director or employee (collectively, “Related Insiders”).

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally requires directors, officers and designated employees to enter into a 10b5-1 Plan (as defined below) or obtain pre-clearance for all transactions in Company securities.

The Addendum, including any limitations or additional obligations set forth therein, applies to the individuals listed within it, in addition to the main body of the policy.

This policy, and the Addendum, continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Legal Department. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

eToro Group Limited – Insider Trading Policy

www.eToro.com

3. Transactions Subject to this Policy

3.1 Policy Statement

This policy applies to transactions in common shares, preferred shares, bonds and other debt securities, options to purchase common shares, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities, including restricted shares, restricted share units or other share-based award granted pursuant to the Company's Share Incentive Plan. See the section 3.4.1, “Special Transactions” and section 3.4.2, “Prohibited Transactions” for further discussion of certain types of securities and transactions. Transactions subject to this policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

3.2 Individual Responsibility

Each person subject to this policy is individually responsible for complying with this policy and ensuring the compliance of any Related Insiders whose transactions are subject to this policy. Accordingly, you should make sure any Related Insiders are aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

3.3 Definition of “Insider Trading”

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	Trading by an insider while in possession of material nonpublic information;

●	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

●	Communicating material nonpublic information to others who may trade, or advise others to trade, on the basis of such information (“tipping”).

The elements of insider trading and the penalties for such unlawful conduct are discussed below in Section 5. If, after reviewing this policy, you have any questions, you should speak to the Legal Department.

3.3.1 What is Material Information?

Under Company policy and United States laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

●	the information, if made public, likely would affect the market price of a company’s securities.

eToro Group Limited – Insider Trading Policy

www.eToro.com

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly-traded shares, such as those with outstanding bonds.

Examples of information about the Company that should be evaluated for materiality may include, but are not limited to:

●	new earnings announcements or guidance, or significant updates or confirmation of previously released announcements or guidance;

●	other unpublished financial results;

●	significant writedowns and additions to reserves for bad debts that materially impact the Company’s financial position;

●	expansion or curtailment of operations and business disruptions;

●	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

●	significant new products or services or the entering/expansion into a new territory likely to affect the Company’s financial results;

●	pending or threatened significant litigation, sanctions, regulatory or government action, or the resolution thereof;

●	a pending or proposed strategic or extraordinary merger, acquisition, tender offer, joint venture, restructuring or change in assets;

●	the sale of significant assets or of a significant subsidiary;

●	changes in analyst recommendations or debt ratings;

●	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, share splits, changes in dividends, changes to the rights of security holders or an offering of additional securities);

●	changes in control of the Company or extraordinary management developments;

●	changes in the Company’s pricing or cost structure with a material financial impact;

●	extraordinary borrowing or other financing transactions out of the ordinary course;

●	liquidity problems or impending bankruptcy;

●	changes in auditors or auditor notification that the Company may no longer rely on an audit report; and

●	new material contracts, customers or financing sources, or the loss thereof.

3.3.2 What is Nonpublic Information?

Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

eToro Group Limited – Insider Trading Policy

www.eToro.com

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:

●	publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;

●	issuance of press releases via major newswire such as Dow Jones or Reuters; or

●	release via the Company’s website or social media platforms to the extent such channels are established as recognized channels of distribution of material nonpublic information

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following its official release. For example, if the Company releases material news on a Wednesday after market close, you may not trade in Company securities until after the market opens on Friday.

3.3.3 Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this policy or a proposed transaction, please ask the Legal Department.

3.3.4 Tipping Material Nonpublic Information is Prohibited

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this policy, as well as the Company’s Corporate Disclosure and Confidentiality Policy, to provide such information to another who may trade or to advise another to trade on the basis of such information. This policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

3.3.5 Section 16 Restrictions

Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the related rules and regulations, set forth obligations and limitations applicable to certain persons at a company. The Company’s Board of Directors has determined and notiﬁed those persons who are required to comply with Section 16, and the related rules and regulations, because of their positions with the Company.

eToro Group Limited – Insider Trading Policy

www.eToro.com

The timely reporting of transactions requires tight interface with brokers handling transactions for persons that are subject to Section 16. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance with the requirements of Section 16, persons subject to Section 16 need to make sure that their brokers comply with the following requirements:

●	not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that a transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

●	report before the close of business on the day of the execution of the transaction to the Company in writing via e-mail to the Legal Department, and if receipt is not verified in writing by the Company, also verify receipt by telephone, the complete details of every transaction (i.e., date, type of transaction, number of shares and price) involving the Company’s equity securities, including gifts, transfers, pledges and all transactions under 10b5-1 and other trading plans.

Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required), to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately e-mailed the required information to the Company and confirmed receipt of such information.

3.4 Certain Transactions

3.4.1 Special Transactions

The prohibition on trading while in possession of material nonpublic information and the other trading restrictions in this policy do not apply in the case of the following transactions, except as specifically noted:

●	Share Option Plans. Exercises of share options where no Company common shares are sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common shares received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., including as part of a broker-assisted cashless exercise of options) or related taxes.

●	Restricted Share Awards. Vesting of restricted shares or restricted share units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares or restricted share units. The trading restrictions do apply, however, to any market sale of unvested or vested restricted shares or shares received upon vesting of restricted share units.

eToro Group Limited – Insider Trading Policy

www.eToro.com

●	Employee Share Purchase Plan (ESPP) Purchases. Purchases of Company securities through the Company’s employee share purchase plan made via regular payroll deductions are exempt from the trading restrictions and pre-clearance requirements of this policy. However, the trading restrictions do apply to any sale of such securities or to any change in the level of withholding contributions during an offering period, to the extent allowed under such plan.

●	Share Dividends. The acquisition of Company securities as a dividend or distribution without the payment of consideration therefor.

●	Receipt of Shares in Connection with Distribution Investment Plan. The receipt of Company securities as part of a distribution investment plan, where the timing and receipt are involuntary and not at the discretion of the recipient, is exempt from the trading restrictions and pre-clearance requirements of this policy. However, these exemptions shall not apply to (i) any subsequent sale or transfer of such securities, (ii) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the plan, and (iii) to a participant’s election to cease participation or otherwise alter their participation in the plan.

●	Tax and Estate Planning Transfers. Distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities are exempt from this policy, provided that prior written notice of such distribution or transfer is provided to the Legal Department.

●	10b5-1 Plans. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company in accordance with the Addendum.

●	Secondary Offerings. Sales of the Company’s securities as a selling shareholder in a registered public offering in accordance with applicable securities laws.

●	Other Transactions. Purchases of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this policy with approval by the Legal Department.

3.4.2 Prohibited Transactions

Due to the heightened legal risk associated with the following transactions, the individuals subject to this policy may not engage in the following:

●	Publicly-Traded Options. You are prohibited from trading in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an insider is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

eToro Group Limited – Insider Trading Policy

www.eToro.com

●	Short Sales. You are prohibited from engaging in short sales of Company securities. A short sale has occurred if the seller does not own the securities sold. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

●	Margin Accounts and Pledges. Securities held on margin (or margined) or pledged as collateral may be sold without your consent if you fail to meet a margin call or, if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading if such sale occurs at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. Because of this danger, you are prohibited from margining Company securities or pledging Company securities as collateral for a loan unless (i) you have demonstrated to the Company’s satisfaction that you have the financial capacity to repay the loan without the sale of the Company securities you propose to pledge as collateral, (ii) you are entering into an agreement to pledge/collateralize your securities at a time when you are not in possession of material nonpublic information and (iii) you submit a request for approval to the Legal Department at least two weeks prior to the execution of the documents evidencing the proposed pledge.

●	Hedging Transactions. You are prohibited from engaging (directly or indirectly) in hedging transactions with respect to Company securities, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Certain forms of hedging transactions, such as zero cost collars and forward sale contracts, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities. Hedging transactions also include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow an insider to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to such insider no longer having the same objectives as the Company’s other shareholders.

4. Blackout Periods

The individuals subject to this policy (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except, in the case of persons subject to the Addendum, by means of a pre-arranged Rule 10b5-1 Plan that is approved by the Legal Department).

eToro Group Limited – Insider Trading Policy

www.eToro.com

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning 15th day of the third month of each fiscal quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until after the first full trading day following the release of such information. The Company will inform you of any such interim blackout.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be broadly announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Company to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

5. Violations of this Policy and Insider Trading Laws

5.1 Reporting Violations and Seeking Advice

You should refer suspected violations of this policy to the Legal Department. In addition, if you:

●	receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

●	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not trade based on this information nor share it with anyone until the query has been cleared. To seek advice about what to do under those circumstances, you should contact the Legal Department. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

eToro Group Limited – Insider Trading Policy

www.eToro.com

5.2 Penalties for Insider Trading

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. In certain cases, the penalty may even exceed three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Exchange Act (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this policy may also be subject to discipline by the Company, up to and including termination of employment. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this policy and U.S. securities laws even if local law is less restrictive.

6. Periodic Review

On an annual basis, the Legal Department will review the following:

●	existing procedures to detect and prevent insider trading;

●	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

●	an evaluation of the current procedures and any improvements that the Legal Department believes desirable; and

●	the Company’s continuing education plan as it relates to insider trading.

The policy is subject to a periodic review as follows:

Control Measures	Frequency	Responsible Person(s)	Monitoring of Control Measure	Reporting Frequency
Policy content review	Annual	General Counsel	Corporate Compliance Calendar	Q1
Board of Directors Approval	Every New Version	Global COO & Deputy CEO	Board Calendar	As necessary

eToro Group Limited – Insider Trading Policy

www.eToro.com

7. Training

The Company will organize and provide effective training to all directors, officers and employees.

Such training shall take place on a regular basis, at least annually, and shall be appropriate and proportionate in relation to the employee’s role at the Company and the scale, size, and nature of the business.

To prevent insider trading, the Legal Department will:

●	ensure that this policy is implemented, reviewed and updated annually or as necessary;

●	ensure all employees undergo compliance training annually;

●	answer questions about the Company’s policy and procedures; and

●	resolve issues of whether information received by certain directors, officers or employees of the Company is material and nonpublic.

8. Information

Anyone with questions concerning this Policy or its application, or who is unsure as to whether a transaction might be in conflict with the securities laws and/or this Policy, should contact the Legal Department, which has authority to interpret and implement this Policy. The Global COO & Deputy CEO will administer this Policy as it applies to any trading activity by the Chief Legal Officer.

Any violation or perceived violation should be reported immediately to the Legal Department. Anonymous reporting of violations or perceived violations may be made through the Company’s Whistleblower Platform.

eToro Group Limited – Insider Trading Policy

www.eToro.com

ETORO GROUP LTD.

ADDENDUM TO

INSIDER TRADING POLICY

1. Introduction

This Addendum explains requirements and procedures, which apply to all directors, officers, as well as certain designated employees (collectively, “Restricted Persons”) of eToro Group Ltd. and its consolidated subsidiaries (collectively, the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s insider trading policy (the “Policy”). The individuals and the positions of the designated persons subject to this Addendum are listed on attached Schedule A.

The Company may from time to time remove, change or designate other individuals or positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Legal Department.

2. Rule 10b5-1 Plans

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this policy can rely on this defense and trade in Company securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Anyone subject to this Addendum who is permitted to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Legal Department for approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan.

If you do not adopt a Rule 10b5-1 Plan for any planned transaction, you must request and obtain pre-clearance for any transaction involving Company securities in accordance with the pre-clearance procedures of this Addendum. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

The following requirements apply to all Rule 10b5-1 Plans:

A.	Prior Approval. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Legal Department for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan.

B.	Entry into a Plan. A director or employee may enter into a Rule 10b5-1 Plan only at a time when he or she is not in possession of material nonpublic information regarding the Company or its securities and, if subject to blackout periods, when a blackout period is not in effect under the Insider Trading Policy. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material nonpublic information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

C.	Waiting Period. The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by Restricted Persons must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 6-K or Form 20-F for the completed fiscal quarter in which the plan was adopted (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other persons, the waiting period must be at least 30 days from adoption of the plan.

D.	Duration. Directors and employees are encouraged to design plans with clear instructions that contemplate spreading smaller trades over a longer period of time as opposed to a small number of large trades.

E.	Multiple Plans. An individual entering into a Rule 10b5-1 Plan generally may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.

F.	Single Transaction. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.

G.	Amendments. Amendments to Rule 10b5-1 Plans will be permitted only at a time when: (i) the director or employee is not in possession of material nonpublic information and (ii) a blackout period is not in effect (if applicable) under the Policy. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.

H.	Termination. A Rule 10b5-1 Plan may be terminated at any time upon advance approval of the Legal Department. However, terminating a Rule 10b5-1 Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.

I.	Outside Trades. Adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with the Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside of the plan.

3. Pre-Clearance Procedures

Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or trust or other entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of share options with the intention to sell, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Legal Department, unless otherwise permissible in accordance with an approved 10b5-1 Plan as provided above. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed before the lapse of two (2) full calendar days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Legal Department. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan that was approved by the Legal Department prior to adoption. Pre-clearance is also not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in section 3.4.1 of the Policy.

4. Limitations and Requirements on Resales of the Company’s Securities

The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. Such conditions include requirements on the manner of sale, volume limitations, holding periods, and Form 144 filing obligations.

“Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred shares, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

*          *          *

SCHEDULE A – Restricted Persons

[attached separately]